Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com Press Release FOR RELEASE: July 1, 2026 Apogee Enterprises Completes Acquisition of Kalwall Companies MINNEAPOLIS, MN, July 1, 2026 – Apogee Enterprises, Inc. (Nasdaq: APOG), a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications, today announced the completion of its previously announced acquisition of Kalwall Companies ("Kalwall") from the Keller family. The transaction, valued at up to $115 million, was completed following satisfaction of customary closing conditions. “The closing of Kalwall marks an important step in advancing our strategy and strengthening our position in attractive end markets,” said Don Nolan, Apogee Executive Chair and CEO. “Kalwall adds differentiated daylighting capabilities and strong relationships within the architectural community, and we are excited about the long-term value this combination creates. We look forward to welcoming the Kalwall team and leveraging our combined capabilities to better serve customers while creating value for our stakeholders.” About Kalwall Kalwall is a U.S.-based, vertically integrated manufacturer of high-performance translucent daylighting solutions, differentiated by its 71-year brand reputation and proprietary polymer and coating application processes. Kalwall serves a broad range of customers and diversified building types in architectural markets under its well-known brands, including Kalwall®, Structures Unlimited, and Kal-lite®, each known as a leader in its specified applications. About Apogee Enterprises, Inc. Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications. Headquartered in Minneapolis, MN, our portfolio of industry-leading products and services includes architectural glass, windows, curtainwall, storefront and entrance systems, integrated project management and installation services, and high-performance coatings that provide protection, innovative design, and enhanced performance. For more information, visit www.apog.com. Contact: Jeremy Steffan Vice President, Investor Relations & Communications 952.346.3502 ir@apog.com EXHIBIT 99.1